THERMON REPORTS FOURTH QUARTER FISCAL 2024 RESULTS

Record Revenue, Adjusted EBITDA, and Adjusted EPS for Fiscal 2024

Grew Revenue from Diversified End Markets to 68% of Total Revenue in Fiscal 2024

Introducing Fiscal 2025 Revenue Guidance of $527 million - $553 million

AUSTIN, Texas, May 29, 2024 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the fourth quarter ("Q4 2024") of the fiscal year ended March 31, 2024 ("Fiscal 2024"). Key highlights for Q4 2024 as compared to the three months ended March 31, 2023 ("Q4 2023") include:

•Produced record revenue of $127.7 million, an increase of 4%, driven by sales growth across diversified end markets and decarbonization projects

•Realized fully diluted GAAP earnings per share ("EPS") of $0.29, an increase of 26%, driven by higher volume and pricing, and non-GAAP Adjusted EPS of $0.34, a decline of 17%

•Generated net income of $10.1 million, an increase of 31% and Adjusted EBITDA of $23.6 million, a decrease of 6%, driven by planned investment to support long-term strategy

•Achieved gross profit of $52.4 million, an increase of 2% and gross margin of 41.0%, compared to 42.1%, a contraction of approximately 110 basis points

•Delivered bookings of $117.0 million, a contraction of 12%, with 73% of orders in diversified end markets, and a book-to-bill ratio of 0.92x

Key highlights for Fiscal 2024 as compared to the twelve months ended March 31, 2023 (“Fiscal 2023”) include:

•Produced record revenue of $494.6 million, an increase of 12%, driven by diversified end markets and decarbonization projects

•Realized fully diluted GAAP EPS of $1.51, an increase of 52%, and record non-GAAP adjusted EPS of $1.82, an increase of 17%, largely driven by higher volume

•Generated net income of $51.6 million, an increase of 53%, and record Adjusted EBITDA of $104.2 million, an increase of 12%

•Achieved gross profit of $211.6 million, an increase of 14%, and gross margin of 42.8%, as compared to 42.0%, an expansion of approximately 80 basis points due to improved margins on over-time sales

•Delivered bookings of $472.1 million, an expansion of 3%, with 72% of orders in diversified end markets, and a book-to-bill ratio of 0.95x

"By successfully executing our strategy, the Thermon team delivered outstanding results in Fiscal 2024, including record revenue, Adjusted EBITDA, and Adjusted EPS,” said Bruce Thames, President and CEO. “In line with our disciplined capital allocation strategy, we deployed our strong balance sheet to acquire Vapor Power, an innovative company specializing in electric- and gas-fired boilers, in the fourth quarter. We made significant progress on our end market diversification strategy, with revenue from non-oil and gas end markets comprising 68% of Thermon’s total revenue for the year, inclusive of revenue from Vapor Power in Q4. This achievement positions us within striking distance of our 70% revenue diversification target two years ahead of schedule. Additionally, in Fiscal 2024, we more than doubled our revenue associated with decarbonization and accelerated the expansion of the Genesis Network, our digital solution for heat trace system controls and monitoring. As we look ahead to Fiscal 2025, while we expect the operating environment to remain dynamic, the Thermon team will be laser-focused on realizing continuous improvement, implementing our strategy and creating long-term value for our shareholders."

Financial Highlights	Three Months Ended March 31,			Twelve Months Ended March 31,

Unaudited, in millions, except per share data	2024	2023	% Change	2024	2023	% Change

Sales [1]	$127.7	$122.5	4.2%	$494.6	$440.6	12.3%
Point-in-Time	86.0	77.8	10.5%	300.6	277.3	8.4%
Over Time - Small Projects	18.3	18.8	(2.7)%	74.5	65.4	13.9%
Over Time - Large Projects	23.4	25.9	(9.7)%	119.6	97.9	22.2%
Net Income	10.1	7.7	31.2%	51.6	33.7	53.2%
GAAP EPS	0.29	0.23	26.1%	1.51	1.00	51.8%
Adjusted Net Income [2]	11.6	14.0	(17.1)%	61.9	52.8	17.3%
Adjusted EPS [2]	0.34	0.41	(17.1)%	1.82	1.56	16.5%
Adjusted EBITDA[3]	23.6	25.1	(6.0)%	104.2	93.3	11.7%

% of Sales:
Point in Time	67.3%	63.5%	380 bps	60.8%	62.9%	-210 bps
Over Time - Small Projects	14.3%	15.3%	-100 bps	15.1%	14.8%	30 bps
Over Time - Large Projects	18.3%	21.1%	-280 bps	24.2%	22.2%	200 bps
Net Income	7.9%	6.3%	160 bps	10.4%	7.6%	280 bps
Adjusted Net Income [2]	9.1%	11.4%	-230 bps	12.5%	12.0%	50 bps
Adjusted EBITDA [3]	18.5%	20.5%	-200 bps	21.1%	21.2%	-10 bps

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.
2 Adjusted net income represents net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."

Sales attributable to the recent Vapor Power acquisition were $10.9 million in the quarter, with integration in progress and on schedule. Organic sales (excluding contribution from Vapor Power) were $116.8 million as compared to $122.5 million in Q4 2023, a decrease of $5.7 million, or 5% driven by a slowdown in Oil and Gas end markets partially offset by growth in diversified end markets as well as investments in decarbonization and electrification projects.

Backlog was $186.1 million as of March 31, 2024, representing a $22.8 million increase, or 14%, as compared to Q4 2023 backlog of $163.3 million. Orders in Q4 2024 were $117.0 million compared to $133.2 million in Q4 2023, a decrease of $16.2 million or 12%.

Balance Sheet, Liquidity and Cash Flow

Thermon maintained a strong and flexible balance sheet during Q4 2024. The Net Debt-to-Adjusted EBITDA ratio increased to 1.2x from 0.8x in the prior year period and decreased by 0.3x compared to Q3 2024. The sequential reduction was due to the repayment of $40.6 million of debt during the quarter. Gross outstanding debt increased year-over-year by $59.6 million to $172.5 million, driven by the acquisition of Vapor Power. Available liquidity at the end of the quarter totaled $141.3 million, including $48.6 million in cash and cash equivalents and $92.7 million available under credit agreements.

Working capital increased by 6% to $162.2 million during Q4 2024 largely related to the Vapor Power acquisition. Capital expenditures during the quarter were $3.1 million, a decrease of $1.2 million from the prior year period. Cash from operating activities was $37.4 million and Free Cash Flow was a record $35.1 million in the quarter.

The Company's withdrawal from its operations in the Russian Federation through a disposition of its Russian subsidiary (the "Russia Exit") was completed in the fourth quarter of Fiscal 2024 following the receipt of all requisite regulatory approvals.

Balance Sheet Highlights	Three Months Ended March 31,

Unaudited, in millions, except ratio	2024		2023			% Change

Cash and Cash Equivalents	$48.6		$35.6			36.5%
Total Debt	172.5		112.9			52.8%
Net Debt1 / TTM Adjusted EBITDA	1.2	x	0.8	x	0.4	x
Working Capital [2]	162.2		152.4			6.4%
Capital Expenditures	3.1		4.3			(27.9)%
Free Cash Flow [3]	35.1		21.9			60.3%

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, Reconciliation of Cash Provided by Operating Activities to Free Cash Flow.

Fiscal 2025 Outlook

Greg Lucas, Thermon's Vice President, Corporate Controller, added, "For the coming fiscal year ending March 31, 2025 (“Fiscal 2025”), we expect our customers to remain cautious with respect to large capital projects under the current macroeconomic backdrop. Nonetheless, we are optimistic about our ability to deliver revenue and earnings growth in Fiscal 2025 as we continue to execute our strategy and improve our cost structure through operational efficiency. We anticipate revenue to be in the range of approximately $527 million to $553 million, which represents year-over-year growth of 9% at the midpoint and Adjusted EBITDA to be approximately $112 million to $120 million representing 11% growth at the midpoint of the range. We expect GAAP EPS to be approximately $1.57 to $1.73 and Adjusted EPS to be approximately $1.90 to $2.06. We will continue to prudently invest to advance our strategy and position Thermon for success over both the near and long term.”

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Greg Lucas, Vice President, Corporate Controller, will discuss Q4 2024 results during a conference call today, May 29, 2024 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(Loss)," "Free Cash Flow," “Organic Sales” and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(Loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income/(loss) before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs and costs associated with restructuring and other income/(charges), costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted

EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. “Organic Sales” represents revenue excluding the impact of the Company’s December 29, 2023, acquisition of Vapor Power. "Net Debt” represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income/(Loss). Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) Free Cash Flow and Organic Sales should be considered in addition to, and not as substitutes for, income from operations, net income/(loss), net income/(loss) per share, revenue and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income/(Loss) to Adjusted EBITDA," "Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected Fiscal 2025 Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2025 Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Vapor Power acquisition, our execution of our strategic initiatives, and our ability to achieve our financial performance targets for Fiscal 2026 and our Fiscal 2025 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of our key end markets and related capital investments; (iii) our ability to operate successfully in foreign countries; (iv) the outbreak of a global pandemic, including COVID-19 and its variants; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix)

changes in government administrative policy; (xxx) environmental and health and safety laws and regulations as well as environmental liabilities; (xxxi) climate change and related regulation of greenhouse gases and (xxxii) those factors listed under Item 1A "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which we anticipate filing with the Securities and Exchange Commission (the "SEC") on May 29, 2024, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:
Greg Lucas, Vice President, Corporate Controller
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024	2023
Sales	$127,654	$122,481	$494,629	$440,590
Cost of sales	75,267	70,957	283,065	255,465
Gross profit	52,387	51,524	211,564	185,125
Operating expenses:
Selling, general and administrative expenses	32,823	33,957	123,820	117,003
Deferred compensation plan expense/(income)	554	291	1,231	(208)
Amortization of intangible assets	3,423	2,375	10,158	9,447
Restructuring and other charges/(income)	(1,237)	1,025	984	3,693
Income from operations	16,824	13,876	75,371	55,190
Other income/(expenses):
Interest expense, net	(3,582)	(1,751)	(8,845)	(5,871)
Other income/(expense)	421	506	1,148	(86)
Income before provision for taxes	13,663	12,631	67,674	49,233
Income tax expense/(benefit)	3,580	4,930	16,086	15,567
Net income	$10,083	$7,701	$51,588	$33,666

Net income/(loss) per common share:
Basic income per share	$0.30	$0.23	$1.53	$1.01
Diluted income per share	$0.29	$0.23	$1.51	$1.00
Weighted-average shares used in computing net income/(loss) per common share:
Basic common shares	33,723	33,505	33,671	33,469
Fully-diluted common shares	34,239	33,980	34,067	33,746

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	March 31, 2024	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$48,631	$35,635
Accounts receivable, net of allowances of $1,428 and $2,682 as of March 31, 2024 and March 31, 2023, respectively	107,318	97,627
Inventories, net	86,321	82,132
Contract assets	16,690	16,272
Prepaid expenses and other current assets	14,010	16,138
Income tax receivable	1,630	3,138
Total current assets	274,600	250,942
Property, plant and equipment, net of depreciation and amortization of $73,422 and $67,450 as of March 31, 2024 and March 31, 2023, respectively	68,335	63,288
Goodwill	270,786	219,612
Intangible assets, net	127,092	93,970
Operating lease right-of-use assets	13,613	13,570
Deferred income taxes	1,074	688
Other non-current assets	12,240	7,559
Total assets	$767,740	$649,629
Liabilities and equity
Current liabilities:
Accounts payable	31,396	27,330
Accrued liabilities	31,624	39,364
Current portion of long-term debt	14,625	10,222
Borrowings under revolving credit facility	5,000	14,500
Contract liabilities	20,531	8,483
Lease liabilities	3,273	3,364
Income taxes payable	2,820	6,809
Total current liabilities	$109,269	$110,072
Long-term debt, net of current maturities and deferred debt issuance costs and debt discounts of $918 and $429 as of March 31, 2024 and 2023, respectively	151,957	87,710
Deferred income taxes	9,439	12,084
Non-current lease liabilities	12,635	12,479
Other non-current liabilities	9,553	8,296
Total liabilities	$292,853	$230,641
Equity
Common stock: $.001 par value; 150,000,000 authorized; 33,730,243 and 33,722,225 shares issued and outstanding at March 31, 2024 and March 31, 2023, respectively	$34	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	243,555	239,860
Treasury stock, common stock, at cost; 8,018 and zero shares at March 31, 2024 and 2023, respectively	(250)	—
Accumulated other comprehensive loss	(57,235)	(58,100)
Retained earnings	288,783	237,195
Total equity	$474,887	$418,988
Total liabilities and equity	$767,740	$649,629

Thermon Group Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Twelve Months Ended March 31,
	2024	2023	2022
Operating activities
Net income/(loss)	$51,588	$33,666	$20,092
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	18,837	19,231	20,205
Amortization of debt costs	489	317	596
Loss on extinguishment of debt	—	—	2,569
Impairment of property, plant and equipment	—	298	—
Stock compensation expense	5,754	5,954	3,803
Deferred income taxes	(2,079)	(4,562)	(1,648)
Reserve for uncertain tax positions, net	84	36	77
(Gain)/Loss on long-term cross currency swap	—	—	(774)
Remeasurement (gain)/loss on intercompany balances	(784)	(914)	(247)
Loss on sale of business, net of cash surrendered	—	—	306
Changes in operating assets and liabilities:
Accounts receivable	(540)	(2,912)	(21,739)
Inventories	3,778	(8,839)	(8,598)
Contract assets	(101)	4,051	(3,292)
Other current and non-current assets	(4,935)	57	(2,891)
Accounts payable	2,707	(7,119)	13,752
Accrued liabilities and non-current liabilities	(6,355)	11,147	2,227
Income taxes payable and receivable	(2,488)	7,303	$4,316
Net cash provided by/(used in) operating activities	$65,955	$57,714	$28,754
Investing activities
Purchases of property, plant and equipment	(11,016)	(9,453)	(5,220)
Sale of rental equipment	99	197	689
Proceeds from sale of property, plant and equipment	840	—	—
Proceeds from disposal of business	1,027	—	—
Cash paid for acquisitions, net of cash acquired	(100,472)	(35,299)	—
Net cash provided by/(used in) in investing activities	$(109,522)	$(44,555)	$(4,531)
Financing activities
Proceeds from Term Loan A	100,000	—	139,793
Payments on Term Loan A	(30,872)	(27,180)	(170,780)
Proceeds from revolving credit facility	18,000	34,500	18,459
Payments on revolving credit facility	(27,500)	(20,000)	(8,134)
Issuance costs associated with debt financing	(759)	—	(1,265)
Lease financing	(28)	(142)	(155)
Issuance of common stock including exercise of stock options	—	—	97
Repurchase of treasury shares under authorized program	(250)	—	—
Repurchase of employee stock units on vesting	(2,058)	(643)	(673)
Net cash provided by/(used in) financing activities	$56,533	$(13,465)	$(22,658)
Less: Net change in cash balances classified as assets held-for-sale	—	(3,939)	—
Effect of exchange rate changes on cash and cash equivalents	(1,055)	(1,166)	(84)
Change in cash and cash equivalents	$11,911	$(5,411)	$1,481
Cash, cash equivalents and restricted cash at beginning of period	38,520	43,931	42,450
Cash, cash equivalents and restricted cash at end of period	$50,431	$38,520	$43,931

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024	2023
GAAP Net income/(loss)	$10,083	$7,701	$51,588	$33,666
Interest expense, net	3,582	1,751	8,845	5,871
Income tax expense/(benefit)	3,580	4,930	16,086	15,567
Depreciation and amortization expense	5,762	4,674	18,837	19,231
EBITDA (non-GAAP)	$23,007	$19,056	$95,356	$74,335
Stock compensation expense	1,622	1,516	5,754	5,954
Transaction-related costs	248	209	2,107	335
Restructuring and other charges/(income)[1]	(1,237)	1,025	984	3,693
Other impairment charges/(income)[1]	—	3,279	—	8,945
Adjusted EBITDA (non-GAAP)	$23,640	$25,085	$104,201	$93,262
Adjusted EBITDA %	18.5%	20.5%	21.1%	21.2%

1 Charges related to the Russia Exit

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024	2023
GAAP Net income/(loss)	$10,083	$7,701	$51,588	$33,666
Transaction-related costs	248	209	2,107	335	Operating expense
Amortization of intangible assets	3,423	2,375	10,158	9,447	Intangible amortization
Restructuring and other charges/(income)[1]	(1,237)	1,025	984	3,693	Operating expense
Impairments and other charges/(income)[1]	—	3,279	—	8,945	Cost of Sales and Operating expense
Tax effect of adjustments	(881)	(598)	(2,947)	(3,307)
Adjusted Net Income/(Loss) (non-GAAP)	$11,636	$13,991	$61,890	$52,779

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.34	$0.41	$1.82	$1.56

Fully-diluted common shares	34,239	33,980	34,067	33,746

1 Charges related to the Russia Exit

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2024	2023	2024	2023
Cash provided by/(used in) by operating activities	$37,367	$26,109	$65,955	$57,714
Cash provided by/(used in) by investing activities	(1,243)	(4,246)	(109,522)	(44,555)
Cash provided by/(used in) by financing activities	(41,005)	(20,194)	56,533	(13,465)

Cash provided by operating activities	$37,367	$26,109	$65,955	$57,714
Less: Cash used for purchases of property, plant and equipment	(3,134)	(4,280)	(11,016)	(9,453)
Plus: Sales of rental equipment	24	34	99	197
Free cash flow provided (non-GAAP)	$35,097	$21,863	$55,878	$48,458